EXHIBIT 8.1



                           [Letterhead of Davis Polk & Wardwell]


                                                     March 26, 1998


The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

AES Trust II
c/o The AES Corporation
1001 North 19th Street
Arlington, Virginia 22209

Dear Ladies and Gentlemen:

     We have acted as counsel for The AES Corporation (the "Company") and AES Trust II (the "Trust") in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by the Company and the Trust with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of the Trust's $2.75 Term Convertible Securities, Series B, liquidation amount $50 per security (the "TECONS") to be sold by certain holders of such TECONS. The TECONS were issued pursuant to the provisions of the Amended and Restated Declaration of Trust dated as of October 29, 1997 (the "Declaration") among the Company, as sponsor, First Chicago Delaware Inc., The First National Bank of Chicago, William R. Luraschi, Barry J. Sharp and Willard Hoagland, as trustees, and are guaranteed by the Company to the extent described in the Preferred Securities Guarantee Agreement dated as of October 29, 1997 (the "Guarantee"). The Trust has acquired $309,278,400 aggregate principal amount of 5.50% Junior Subordinated Convertible Debentures (the "Debentures") with the proceeds from the sale of the TECONS and the sale to the Company of the common securities of the Trust. The Debentures were issued pursuant to the provisions of the Subordinated Indenture dated as of March 1, 1997 between the Company and The First National Bank of Chicago, as trustee, as supplemented by a Second Supplemental Indenture dated as of October 29, 1997 (the Indenture as so supplemented is hereinafter referred to as the "Indenture"). (The preceding documents to be collectively referred to as the "Offering Document")


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The AES Corporation                                        March 26, 1998


     We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion. In rendering our opinion, we have assumed the accuracy of the Offering Documents and that the issuance of the TECONS will be consummated in accordance with the terms therein.

     Our opinion is based on the Internal Revenue Code of 1986, as amended, administrative pronouncements, judicial decisions, and existing and proposed Treasury Regulations, all as currently in effect, any of which may be changed subsequent to the date of this letter, thereby potentially affecting the tax consequences opined on herein. Based on the Foregoing, and assuming that the Trustees will conduct the affairs of the Trust in accordance with the Declaration, we hereby confirm our opinion that the Trust will be classified for United States federal income tax purposes as a grantor trust and not as an association taxable as a corporation.

     We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In addition, we consent to the reference to us under the caption "Legal Matters" in the Prospectus constituting a part of the Registration Statement.

     This opinion is rendered solely to you in connection with the above matter. This opinion may not be relied upon by you for any other purpose or relied upon by or furnished to any other person without our prior written consent.

                                                     Very truly yours,

                                                     /s/ Davis Polk & Wardwell